As filed with the Securities and Exchange Commission on May 4, 2012

Registration No. 333-132762

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rowan Companies plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1023315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Rowan Companies plc 2800 Post Oak Boulevard Suite 5450 Houston, Texas 77056-6189	N/A
(Address of Principal Executive Offices)	(Zip Code)

Rowan Companies, Inc.

2005 Long-Term Incentive Plan

(Full title of the plan)

Melanie M. Trent

Senior Vice President, Chief Administrative Officer and Company Secretary

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

(713) 621-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jonathan B. Newton

Baker & McKenzie LLP

Pennzoil Place, South Tower

711 Louisiana Street, Suite 3400

Houston, Texas 77002

(713) 427-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-132762) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Rowan Companies plc, a public limited company formed under English law (“Rowan UK”), as the successor issuer to Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), following a merger transaction (the “Merger”) pursuant to an agreement and plan of merger and reorganization whereby Rowan UK became the parent company of the Rowan group of companies and our place of incorporation was effectively changed from Delaware to the United Kingdom. In conjunction with the Merger, holders of the common stock of Rowan Delaware, par value $0.125 per share, receive (on a one-for-one basis) Class A Ordinary Shares of Rowan UK, par value $0.125 per share. The Class A Ordinary Shares of Rowan UK were registered under the Securities Act pursuant to a registration statement on Form S-4 (File No. 333-179749) filed by Rowan UK, which was declared effective by the Securities and Exchange Commission (the “Commission”) on March 5, 2012. We refer to the transactions effecting these changes collectively as the redomestication.

Pursuant to the redomestication, Class A Ordinary Shares will henceforth be issuable under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan (the “Plan”) in lieu of shares of common stock of Rowan Delaware, but Rowan Delaware will continue to sponsor the Plan. Rowan UK expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under this Registration Statement may include newly issued securities or securities held by Rowan UK’s subsidiaries or other affiliated entities such as an employee benefit trust.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Rowan Delaware, or by Rowan UK as successor issuer, with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:

•	Rowan Delaware’s annual report on Form 10-K for the year ended December 31, 2011, filed with the Commission on February 28, 2012;

•	Rowan Delaware’s amended annual report on Form 10-K/A for the year ended December 31, 2011, filed with the Commission on April 30, 2012;

•	Rowan Delaware’s quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 2, 2012;

•	Rowan Delaware’s proxy statement relating to the Merger on Schedule 14A, filed with the Commission on March 9, 2012;

•	Rowan Delaware’s definitive additional materials relating to the Merger on Schedule 14A, filed with the Commission on March 16, 2012 and April 12, 2012;

•

Rowan Delaware’s current reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the Commission in accordance with Commission rules and regulations) filed with the Commission February 3, 2012, February 28, 2012, March 15, 2012, March 27, 2012, April 12, 2012, April 16, 2012, April 27, 2012, April 30, 2012, May 2, 2012 and May 4, 2012; and

•

Rowan UK’s current report on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the Commission in accordance with Commission rules and regulations) filed with the Commission on May 4, 2012.

Each document filed by Rowan UK pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Article 146 of Rowan UK’s articles of association (the “Articles”) provides:

146. INDEMNITY

146.1 To the extent permitted by the Acts and without prejudice to any indemnity to which any person may otherwise be entitled, the Company shall:

(a)	indemnify to any extent any person who is or was a director or officer of the Company, or a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company;

(b)	indemnify to any extent any person who is or was a director or officer of an associated company that is a trustee of an occupational pension scheme, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the company’s activities as trustee of an occupational pension scheme; and

(c)	create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorised or permitted by law and including as part thereof provisions with respect to any or all of the foregoing paragraphs of this Article 146.1 to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

146.2 Where a person is indemnified against any liability in accordance with Article 146.1, such indemnity shall extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

Article 91 of the Articles provides:

91 Insurance

Subject to the provisions of the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was a director, alternate director or officer of the Company or of any associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust or any other liability which may lawfully be insured against by the Company.

Section 232 of the U.K. Companies Act 2006 (the “Companies Act 2006”) provides as follows:

232	PROVISIONS PROTECTING DIRECTORS FROM LIABILITY

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a) section 233 (provision of insurance),

(b) section 234 (qualifying third party indemnity provision), or

(c) section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

Section 233 of the Companies Act 2006 provides as follows:

233	PROVISION OF INSURANCE

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

Section 234 of the Companies Act 2006 provides as follows:

234	QUALIFYING THIRD PARTY INDEMNITY PROVISION

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii)a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director—

(i) in defending criminal proceedings in which he is convicted, or

(ii) in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii) in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction, judgment or refusal of relief becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 235 of the Companies Act 2006 provides as follows:

235	QUALIFYING PENSION SCHEME INDEMNITY PROVISION

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a) any liability of the director to pay—

(i) a fine imposed in criminal proceedings, or

(ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b) any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a) a conviction becomes final—

(i) if not appealed against, at the end of the period for bringing an appeal, or

(ii) if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b) an appeal is disposed of—

(i) if it is determined and the period for bringing any further appeal has ended, or

(ii) if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

Section 239 of the Companies Act 2006 provides as follows:

239	RATIFICATION OF ACTS OF DIRECTORS

(1) This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2) The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3) Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4) Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him.

This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5) For the purposes of this section—

(a) “conduct” includes acts and omissions;

(b) “director” includes a former director;

(c) a shadow director is treated as a director; and

(d) in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6) Nothing in this section affects—

(a) the validity of a decision taken by unanimous consent of the members of the company, or

(b) any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7) This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Section 1157 of the Companies Act 2006 provides as follows:

1157	POWER OF COURT TO GRANT RELIEF IN CERTAIN CASES

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a) an officer of a company, or

(b) a person employed by a company as auditor (whether he is or is not an officer of the company),

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a) he may apply to the court for relief, and

(b) the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

Under Section 250 of the Companies Act 2006, a “director” is defined to include “any person occupying the position of director, by whatever name called.” In the case of Rowan UK, references in the Companies Act 2006 to a “director” would also include certain officers.

Rowan UK has entered into a deed of indemnity with each of its directors and certain of its officers. In addition, prior indemnification agreements with Rowan Delaware remain in place. These agreements provide for Rowan UK and Rowan Delaware to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under applicable directors’ and officers’ liability insurance policies. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law and under the governing documents of Rowan UK and Rowan Delaware.

Rowan UK will maintain directors and officers insurance coverage, which, subject to policy terms and limitations, will include coverage to reimburse Rowan UK for amounts that it may be required or permitted by law to pay directors or officers of Rowan UK.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Association of Rowan Companies plc (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Rowan Companies plc on May 4, 2012).

4.2	2005 Rowan Companies, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Rowan Companies, Inc. on May 10, 2005).

4.3	Amendment to the 2005 Rowan Companies, Inc. Long-Term Incentive Plan, effective May 4, 2012 (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed by Rowan Companies plc on May 4, 2012).

5.1*	Opinion of Baker & McKenzie LLP.

23.1*	Consent of Consent of Deloitte & Touche LLP.

23.2*	Consent of Baker & McKenzie LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1**	Powers of Attorney.

*	Filed herewith.
**	Previously filed.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 4, 2012.

Rowan Companies plc

By:/s/ W. Matt Ralls
W. Matt Ralls
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (SEC Registration No. 333-132762) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ W. Matt Ralls W. Matt Ralls	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2012

/s/ William H. Wells William H. Wells	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 4, 2012

/s/ Gregory M. Hatfield Gregory M. Hatfield	Vice President and Controller (Principal Accounting Officer)	May 4, 2012

* R.G. Croyle	Director	May 4, 2012

* William T. Fox III	Director	May 4, 2012

* Sir Graham Hearne	Director	May 4, 2012

/s/ Thomas R. Hix Thomas R. Hix	Director	May 4, 2012

* H.E. Lentz	Chairman of the Board of Directors	May 4, 2012

* Lord Moynihan	Director	May 4, 2012

/s/ Suzanne P. Nimocks Suzanne P. Nimocks	Director	May 4, 2012

* P. Dexter Peacock	Director	May 4, 2012

/s/ John J. Quicke John J. Quicke	Director	May 4, 2012

/s/ Melanie M. Trent Melanie M. Trent	Senior Vice President, Chief Administrative Officer, Company Secretary and Authorized Representative in the United States	May 4, 2012

*By: /s/ William H. Wells William H. Wells, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Association of Rowan Companies plc (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Rowan Companies plc on May 4, 2012).

4.2	2005 Rowan Companies, Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Rowan Companies, Inc. on May 10, 2005).

4.3	Amendment to the 2005 Rowan Companies, Inc. Long-Term Incentive Plan, effective May 4, 2012 (incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed by Rowan Companies plc on May 4, 2012).

5.1*	Opinion of Baker & McKenzie LLP.

23.1*	Consent of Consent of Deloitte & Touche LLP.

23.2*	Consent of Baker & McKenzie LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1**	Powers of Attorney.

*	Filed herewith.
**	Previously filed.